AUGUST 4, 2015 / 03:00PM GMT, DW - Q2 2015 Drew Industries Inc Earnings Call

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DW - Q2 2015 Drew Industries Inc Earnings Call

EVENT DATE/TIME: AUGUST 4, 2015 / 03:00PM GMT

AUGUST 4, 2015 / 03:00PM GMT, DW - Q2 2015 Drew Industries Inc Earnings Call

CORPORATE PARTICIPANTS
Renee Ketels Lambert, Edwards & Associates - IR Contact
Jason Lippert Drew Industries Incorporated - CEO and Director
Joe Giordano Drew Industries Incorporated - CFO and Treasurer

CONFERENCE CALL PARTICIPANTS
Travis Harbauer Citigroup - Analyst
Daniel Moore CJS Securities - Analyst
Scott Stember CL King & Associates - Analyst
Peter van Roden Spitfire Capital - Analyst
Scott Mereness Drew Industries Incorporated - President

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second-quarter 2015 Drew Industries Incorporated earnings conference call. My name is Tawanda and I will be your coordinator for today. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to Ms. Renee Kettles with Lambert Edwards. Please proceed.

Renee Ketels - Lambert, Edwards & Associates - IR Contact

Good morning, everyone, and welcome to the Drew Industries' 2015 second-quarter conference call. I am Renee Kettles with Lambert Edwards, Drew's Investor Relations firm. And I am joined on the call today by members of Drew's management team, including Jim Gero, Chairman of the Board; Jason Lippert, CEO and a Director; Scott Mereness, President; and Joe Giordano, CFO and Treasurer.

Management will be discussing second-quarter results in just a moment. But first, they have asked me to inform you that certain statements made in today's conference call regarding Drew Industries and its operations may be considered forward-looking statements under the securities laws, and involve a number of risks and uncertainties. As a result, the Company cautions you that there are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements.

These factors are discussed in the Company's earnings release and its Annual Report on Form 10-K, and in its other filings with the SEC. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?

Jason Lippert - Drew Industries Incorporated - CEO and Director

Thank you, Rene, and thank you all for joining us on the call today. We are pleased to announce strong trailing 12-month revenues of just over $1.3 billion, and solid earnings growth in our second quarter of 2015, demonstrating that our long-term strategy continues to prove effective.

Our senior management team has been together now for 15 -- over 15 years, and we are working diligently to continue to improve the business in all areas that have made us successful in the past -- our focus on our customers, employees, quality and product development. For the second quarter of 2015, our operating profit increased 15% over the second quarter of 2014. Our team is focused on margin improvements through lean automation initiatives and efficiency initiatives, as well as continuing employee retention efforts.

AUGUST 4, 2015 / 03:00PM GMT, DW - Q2 2015 Drew Industries Inc Earnings Call

While we faced some headwinds in the second half of 2014 with some higher material costs, consolidation costs of certain business units, and an increase in health insurance costs, some of those factors have now turned into tailwinds. As we look forward to the coming quarters, we see many green lights -- one of them being solid double-digit growth in the retail RV sales for the first five months of the year.

The growth is a key indicator that the RV lifestyle is continuing to gain in popularity. We believe dealers will come prepared to purchase units at the open house in Elkhart in September, as they have in the past. RVs have become incredibly functional with more upgrades than ever seen before in the RV industry, many of which we have had a hand in developing and supplying to the market.

In the last two years, the RV industry has developed more industry-level products, specifically targeting younger families in both towables and motorhomes. We feel strongly that the RV lifestyle -- which embodies outdoors, family and community -- will continue to attract more potential buyers to the market.

One other key point I wanted to bring to everybody's attention are some results of the annual RV dealer survey, highlights that I thought worth sharing from the 75 or so dealers that responded are 94.8% of the dealers surveyed said that they had a profitable year in 2014. All dealers reported an average of about 15% growth over prior year; 57% said they saw 2015 overall being better than the year 2014; 77% said they had planned on adding staff; and 46% said they were going to add -- expand their facilities or add on.

To us, these statistics represent some positive insight into the mindset of the dealers that are out there driving the retail demand. Analysts and investors always ask about the outlook for acquisitions. And what we will say today is that the pipeline remains full. One important note regarding acquisition strategy over the last two years is that we have been able to complete several acquisitions outside our RV core business.

Expanding our prospects to other markets and industries opens up a significant amount of additional possibilities, where we can look to acquire great businesses. Acquisitions have been key in our decade-long strategy to become a great supplier in the RV space. And we believe acquisitions will provide us the same benefits in adjacent markets as we look to become a great supplier in those businesses, mainly marine, heavy truck, equestrian cargo trailers, and the bus market.

We are continuing to gain traction and are well on our way to becoming a key supplier in these markets through our focus on innovation, listening to what customers want, and developing trusting relationships with these customers. In addition to adjacent market growth, we have also seen impressive growth in the aftermarket. As most of you know, for many years, we did not expend a lot of resources on the aftermarket, simply because we were so laser-focused on driving OEM market share.

The increased focus on the aftermarket is clearly reflected in our results, as our aftermarket sales for the first six months of 2015 were $47 million compared to just $24 million in the first six months of 2014, nearly 100% increase. As we mentioned last quarter, we spent significant dollars last year to ramp up for the growth anticipated in 2015 and 2016. We feel confident the investments we made toward facilities improvement and adding capacity in 2014 will allow us to grow aggressively, well into 2016 without further significant capacity additions.

We spent $42 million in Capex last year. And through June this year, our Capex was just under $15 million. It's also important to mention that we continue to implement lean programs across the Company. As we do that, we free up capacity. As an example, we recently completed a project at one of our larger facilities, and took one department from 33 people down to 26, and reduced square footage by 15,000 square feet. The more capacity we free up through lean events, the less pressure we will have to spend more capital and add more building space in the future.

We always emphasize that people are our highest priority and the key to our success. We feel privileged to serve our customer partners, and are proud to work alongside our extremely talented family of managers and employees. Above all, we continue to build a more successful business by developing strong and lasting relationships with all these individuals. We are confident that our commitment to this relationship-focused philosophy will continue to yield substantial benefits over the long-term.

I also wanted to take a second to thank Joe Giordano for all his service and dedication to the Company. Joe has added a lot of value to our Company over the last decade-plus, and developed a lot of great relationships in the investment community. While we are sad to see Joe go, we know he will have a bright future with his career and family.

We are truly thankful to Joe for all the great things he has done over the last 13 years of his career here. Joe, you will be missed.

Now I will ask Joe to provide some few additional comments, and then we'll take some questions.

Joe Giordano - Drew Industries Incorporated - CFO and Treasurer

Thank you, Jason. Through the first six months of 2015, our net sales were strong, as you've seen, with consolidated net sales increasing $116 million or 19% on a year-over-year basis. Excluding acquisitions, our consolidated net sales in the first six months of 2015 increased $77 million or 13%, consisting of an estimated $29 million in net sales growth resulting from industrywide increases in the wholesale production of RVs. And the balance, $48 million, was substantially due to organic market share gains and new product introductions.

As discussed previously, acquisitions over the past several years have been an important part of our long-term growth strategy, adding existing sales, products, and personnel of the acquired companies, as well as new customer relationships, which provide opportunities to sell our existing products. Over the past 12 months, we have completed three acquisitions, which at the time of the acquisition, had a full-year run rate of approximately $66 million in net sales.

AUGUST 4, 2015 / 03:00PM GMT, DW - Q2 2015 Drew Industries Inc Earnings Call

Based on the total historical sales of $66 million from these acquired businesses, and assuming each of the three acquisitions completed in the last 12 months has been accomplished, at the beginning of the 12-month period ended June 2015, our consolidated net sales would have increased by an additional $31 million for that 12-month period. And what that implies is that $35 million of those sales has already been recognized in our financial statements.

In addition, the recently signed agreement with Furrion also provides Drew with about $40 million of annual run rate net sales. So, combined, there's about $71 million in net sales to be added. For the balance of 2015 and beyond, as a result of our combined efforts, we hope to increase these acquired sales, and acquisitions continue to remain a key component of the Company's growth plans for the future.

Because so much has changed over the past year, including the fixed SG&A and manufacturing costs added to meet the corresponding increase in sales, and costs added both organically as well as costs added through acquisitions, we find it useful to compare our results for the current quarter to the most recently completed quarter, in addition to the year-over-year comparison included in our earnings release.

And due to the seasonal shift in the production of RVs, from the second quarter to earlier in the annual cycle, our net sales only increased $1 million from Q1 2015 to Q2 2015. And for those that have been following the RV industry for a long time, that small increase is a very uncommon. If we go back, we typically see a much more sizable increase from Q1 to Q2 in terms of sales of our RV segment.

And over that same period, despite the negative impact of the shift in sales on our fixed costs and capacity planning efforts, our operating profit increased $1.8 million, which was largely due to lower material costs. Further, our results in the second half of 2014 were negatively impacted by higher raw material costs, which, based on current market prices, is not expected to recur in the second half of 2015.

And if you recall specifically in the third quarter, we talked about raw material costs having a negative impact of about $0.05 per share during that quarter. And as I just said, we do not expect that to recur here in the second half of 2015.

In the first six months of 2015, inventory seasonally increased by $31 million, of which $7 million was from acquisitions. The balance of the increase, or $24 million, was primarily due to an acceleration of purchases, primarily due to purchases made prior to resolution of the West Coast port issues, as well as an increase in steel inventory on-hand, due to the favorable market conditions.

The Company is working to improve inventory turns in the coming quarters. Thanks for your time. That's the end of our prepared remarks. Tawanda, Jason, Scott, and I are ready to take questions.

AUGUST 4, 2015 / 03:00PM GMT, DW - Q2 2015 Drew Industries Inc Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions) Greg Badishkanian, Citi.

Travis Harbauer - Citigroup - Analyst

This is Travis Harbauer in for Greg. Just had a couple of quick questions. So, July sales were up about 11% with organic growth of 5%. How do you expect this to trend and play out for the rest of the quarter? And then in terms of lean, how big of a longer-term opportunity is this? And if you can quantify any ranges or types of margin upside, that would be great.

Jason Lippert - Drew Industries Incorporated - CEO and Director

Yes, sure. I'll start with your first question with respect to sales. I think that we are typically entering a period in Q2 leading up to the open house, where dealers are typically waiting to place their big orders for the next model year in September. You know, the recent years, we've seen big Octobers, if you go back and look.

So -- and I don't think we are expecting any different trends this year. So, but with respect to lean -- your lean question, we kind of -- I kind of outlined in my speech, just an example of one of the bigger events that we conducted, that happened to be the second event in that department that we've done over the last two years.

So, lean is not just a one-time situation where we hit a department and then you never look at it again. We are continually going to go back and hit every department and every plant. We're really just two-plus years into the program. So, we've got a long way to go. There's a lot of runway left at all the facilities. Some facilities we haven't even touched yet. So it's something we're going to be talking about for many years to come.

Travis Harbauer - Citigroup - Analyst

That's really helpful. Thank you so much, guys.

Jason Lippert - Drew Industries Incorporated - CEO and Director

Thanks, Travis.

Operator

Daniel Moore, CJS Securities.

Daniel Moore - CJS Securities - Analyst

Thank you. And just wanted to echo Jason's sentiments. Joe, thank you for all of your help with us at CJS over the years.

Clearly, there's been a lot of moving parts and shifts in timing that you've had to manage this year. But if we take a step back, the first half of the year as a whole compared to H1 2014 operating margins generally flat, and your incremental margins slightly below 10%, below your kind of low to mid-teens goals.

Maybe just talk about the biggest challenges you are running up against to achieving those? And secondly, your level of confidence that you can get back closer to low to mid-teens incremental margins in the back half of the year.

AUGUST 4, 2015 / 03:00PM GMT, DW - Q2 2015 Drew Industries Inc Earnings Call

Jason Lippert - Drew Industries Incorporated - CEO and Director

Sure. I'll start out and then I'm sure everyone else will want to comment here. But if you look at -- sales has probably been our latest challenge as of recent, obviously. You know we added the $42 million in capital last year, specifically for capacity additions and to prepare for the growth that we saw coming.

The sales become a challenge for us when we are trying to show you the results that we talked about. So I think part of it is just letting the industry play out the rest of this year and into next year. We've talked pretty confidently over the last couple of quarters that we are going to use the capital that we invested last year to carry us forward well into 2016.

And you know I think we are all expecting the industry to expand. We looked at the industry estimates and you know it's up this year; they are projecting up next year. We've got to be prepared for that. We did that in 2014. So, where we are really going to capitalize is over those increases in the industry, and some of the other things that we are going to continue to do to grow our business organically in adjacent markets and aftermarket, and growing to the space we already have, and spread those fixed costs and overheads out.

Joe Giordano - Drew Industries Incorporated - CFO and Treasurer

And I'll add to that, Dan. You know, heading into Q2, as I noted in my speech, we typically expect a sizable but decent size increase in the seasonal sales from Q1 to Q2. And in capacity planning, you are preparing for those months of April and May, as typically your annual highs that you have to be prepared for to meet industrywide demand.

And when you see the little bit of softening, by the time that comes around, it's impossible to turn the ship and you have those costs there. And looking at the numbers, if we had, say, I'll just say $15 million more in sales -- which is probably in line with kind of that 5% seasonal increase we may have seen historically -- you would have expected a very strong incremental margin, because the fixed costs were there, so probably closer to the upper end of a range at that 15% to 20% range, which puts $3 million more roughly in operating profit.

Running evaluations based on that, you would've seen pretty much dead-on target incremental margin increase with that extra $15 million in sales and $3 million of operating profit. Now, I mean, hindsight is 2020, knowing that, okay, there was some flattening and some seasonal movement and shift in production, but we still had to be prepared in coming in for that type of an increase.

And, as Jason said, we look to the back half of the year knowing what we know about the strong retail at this point, dealer inventories, based on some recent surveys, are in line, and I think some may even say our dealers are holding back orders until they see the new models in September. Optimistic that we'll have a strong October production, October and fourth-quarter production, coming out of that open house, which, again, we have to be prepared for.

Jason Lippert - Drew Industries Incorporated - CEO and Director

And just to tag on to what Joe said, we can't -- anticipating a normal type of Q3 and most importantly, Q4 with the change in model year, and dealers coming to really place their orders based on all the strong retail that we are seeing, which is the best news that we have, you know, we've got -- we can't just let our labor force go away. We've got to kind of hold them and be prepared.

And that's just part of the seasonal part of our business that we've got to be ready for that. So, we've had some transitions too. With all the Capex that we spent to add capacity, we had business transitions where we had plants consolidating and closing and moving. And that was a lot of costs in the first quarter that won't repeat again in the next year. We're planning on just keeping the momentum going with facilities that we have to take on all those extra businesses that we see coming. So without some of the repeat that we saw in Q1 with transitions.

Scott Mereness - Drew Industries Incorporated - President

Yes, and some of those facilities are -- that we've brought online last year were large facilities. And those particular plants we'll be able to grow into for the next coming years.

Daniel Moore - CJS Securities - Analyst

Thank you. And maybe just switching gears, one other -- can you elaborate a little on the recent agreement with Furrion, how big an opportunity can that be over time? And I think you've alluded to the fact that margins are similar to your core business. And what is it about the products that you are selling that enable you to generate those types of margins via a distribution agreement? Appreciate it.

AUGUST 4, 2015 / 03:00PM GMT, DW - Q2 2015 Drew Industries Inc Earnings Call

Jason Lippert - Drew Industries Incorporated - CEO and Director

Yes. Well, we're really excited about this. I mean, the most exciting part of the business is the appeal of the products in the marketplace. I mean, there is a lot of chatter and talk in the marketplace about Furrion products. They've got an amazing innovation machine, an R&D machine. So they are continually cranking out new products for the customers.

Our customers are excited always to see what's coming next. And just the overall design, look, and feel of the products give them a unique advantage over a lot of the other players in the business that have more sale products that haven't changed in a long time.

So, the product mix is going to change significantly over the coming years, because there are plans to put out all sorts of different products. And most recently they've added -- started to add a kitchen line, which, as you can imagine, would be a significant business opportunity in terms of content.

We are saying right now that the content is approximately $500 a unit with the business or the products that they have today, but that's changing every month. So we recently added backup cameras and observation cameras and some other exciting products that, today, aren't really standard in all our views, but tomorrow, we feel, really could be, if we push hard like we have in a lot of our other new product introductions.

So, I hope that gives you some color.

Scott Mereness - Drew Industries Incorporated - President

One more quick point, aftermarket and adjacent markets, Furrion has the potential to be able to grow quite a bit in the existing vehicle markets that we serve as far as adjacency and aftermarket. So, beyond RV, we've got content to be able to penetrate into those markets as well.

Jason Lippert - Drew Industries Incorporated - CEO and Director

Absolutely.

Joe Giordano - Drew Industries Incorporated - CFO and Treasurer

And just to further the numbers here, make it clear, in the release, we talked about $500. And again, as Jason indicated, that's kind of today's number and growing every day. But if we take $500 content potential per unit, times [close to] 400,000 units, this is today a $200 million opportunity of which -- assuming we can maintain -- at least maintain the share, that's $40 million.

If we can get that share to our average of [50 or 60], which, there's no guarantees, but again, is what we've been able to at least do successfully with many, many product rollouts over the decade -- the last decade, that's a very significant opportunity. Let alone what Jason is talking about down the road with more and more products, the aftermarket and the adjacent industries, as Scott indicated. And this is a potentially very significant opportunity.

Daniel Moore - CJS Securities - Analyst

Great color. Thank you again.

Operator

Scott Stember, CL King.

Scott Stember - CL King & Associates - Analyst

AUGUST 4, 2015 / 03:00PM GMT, DW - Q2 2015 Drew Industries Inc Earnings Call

And Joe, I just want to echo those thoughts. It's been great working with you and I wish you the best of luck in the future. Just a question -- the bigger picture here. I know there's been talk about a mix shift to less expensive units that have lower content. Can you talk about how that's been impacting your content, notably on the towables? And how you expect that to play out over the next year or so?

Jason Lippert - Drew Industries Incorporated - CEO and Director

Well, I think, from our perspective -- and you know a lot of things can change over the years, but -- the positive about it is that there's a lot more RVs getting to the marketplace, hitting price points that are lower. So that a lot of younger people and younger families can look at RVs that might have looked away or not looked at the segment years ago because the entry prices were too high.

But because there are so many entry points today, it's bringing more people to the market and we are seeing a shift toward smaller vehicles on the towable side. And -- there's -- just take for example there's a lot of 12 to 14-foot trailers out there today that didn't exist a few years ago. You know, there was one brand a couple of years ago or a couple of brands a couple of years ago, $8,900 -- $9,000 retail trailer. And today, just about all of the big manufacturers are making a version of that.

So, it's not a terribly saturating in terms of entry-level product, but there definitely is more entry-level trailers out there and available. You just look at the colors. There are more colors; there are more choices of interiors. There are more choices of the price point. There is more choices all around just within the entry-level. So, as opposed to someone having to look at $25,000 to get into a trailer like they used to, or $18,000 retail, you know they can get in for under $10,000 today, which is a big shift.

Scott Stember - CL King & Associates - Analyst

Got it. Thanks. And next question, on the SG&A, just referring to some of these infrastructure costs that you have been talking about over the last year and for the first half of this year. Is there any way just to parse out how much of that potentially goes away in the back half of the year? And how much is going to be here for the long haul, just because it's part of the new infrastructure of the Company?

Joe Giordano - Drew Industries Incorporated - CFO and Treasurer

Sure, Scott. I'll give you just a little bit of color on that without getting too granular. And it's difficult or it's not highly -- it's not looked upon highly to talk about things being non-recurring. But there are some costs relating to particular acquisitions that if we were to stop doing acquisitions, those costs could go away.

And in particular in the second quarter, costs related to some current acquisitions, some costs of some prior acquisitions, probably was in the range of about $1 million to $1.5 million during the quarter. Now we are not saying we're going to stop doing acquisitions, but it gives you some magnitude of some of the costs this quarter that we had incurred related to that.

We also had one other big item that did come in this quarter that will continue -- is related to the -- some of the stock comp plans, the new plan was put in. And there were some releases on that earlier on in the year. So that will continue -- was in effect really for the second quarter and not in the first quarter.

So I think if we look at the increase in SG&A from the first quarter, the second quarter was up maybe $3 million. That's probably 70% or 75% of the increase, just in those kinds of two categories. And part of it, probably the last piece, maybe make it a little bit more, is some of the fixed costs that come along with acquisitions. So we acquire a company like Spectal. In April, we are going to have two months of their SG&A that come along with the -- come along with that acquisition.

Scott Stember - CL King & Associates - Analyst

Got it. That's very helpful, thanks. And just last question and then I'll jump back in the queue, on the international side. Jason, could you just give me an update on the slide-out that you've been, I guess, as an OEM or so over there in Europe that's been testing this unit. Could you just talk about that and some of the other international opportunities?

Jason Lippert - Drew Industries Incorporated - CEO and Director

Yes, still would classify it in early innings, and we are about to approach our second Dusseldorf show, which is all things caravan (technical difficulty) show in Europe, which is in late August or early September. And there will be -- the big difference between this year and last year is the manufacturer that was top three in all of Europe that took the slide-out to the show last year, is actually producing some units. They've got units of production this year, where last year they just took a unit to the show.

AUGUST 4, 2015 / 03:00PM GMT, DW - Q2 2015 Drew Industries Inc Earnings Call

So, they are going to start retailing soon. There are a couple of other manufacturers that are starting to prototype for show type units. So we anticipate that over the course of next year, there will be shows and more production with other manufacturers. And that's when we will really start to see the dominoes start to fall.

But we've got to get the units out there. There's got to be positive experience. I'm really confident in the way the -- it's pretty dramatic for a European caravan manufacturer to cut a hole in the side wall unit and try to figure out the slide box. We've been doing it a long time over here, but they want us to do it a little bit different and a little bit tighter construction. And it's been really good to see them turn out the quality product they've turned out, which will help retail confidence level and retail acceptance.

So, we are really positive right now. And we're just kind of in the waiting game to get it out there. And the more people hear about it, the more the manufacturers are asking, hey, how do we proceed? How do we look at this? And then we walk into our presentations and I think the more that people see it out there, the more impressed they'll be. Because there is really no reasons not to be able to have more space in those small towable units or motorhome units over there.

Scott Stember - CL King & Associates - Analyst

Got it. That's all I have.

Jason Lippert - Drew Industries Incorporated - CEO and Director

Thanks, Scott.

Operator

(Operator Instructions) Peter van Roden, Spitfire Capital.

Peter van Roden - Spitfire Capital - Analyst

First question, on the Furrion deal, do you guys have to invest anything to get that deal? Or is it all just incremental sales?

Jason Lippert - Drew Industries Incorporated - CEO and Director

We used a facility in South Bend, one of the ones that we put up last year, and we created space up at that facility and some room to grow into. So, we've got to take a little bit more of that building on in terms of additional lease later in the year. But right now we've got it operating it at a facility that we have running, and with the management team that we had in place. And the management team was excited to take on more, and we were happy to plug it in someplace that we didn't have to dedicate a separate facility for, so.

Scott Mereness - Drew Industries Incorporated - President

Just their inventory.

Scott Mereness - Drew Industries Incorporated - President

That was the only investment -- was buying their inventory.

Peter van Roden - Spitfire Capital - Analyst

Got it. Okay. And then second question, just going back to the SG&A increase. Is $48 million run rate a good number using going forward?

AUGUST 4, 2015 / 03:00PM GMT, DW - Q2 2015 Drew Industries Inc Earnings Call

Joe Giordano - Drew Industries Incorporated - CFO and Treasurer

Well, of that $48 million, there are variable components of that. So we include our transportation costs in our SG&A. So give or take, that's about a third, 30% or so of the SG&A specifically transportation, which is variable with sales. So, it's not necessarily a perfect run rate, but if you take in that variable -- plus you've got incentive compensation, which is based upon operating profits. Again that's a variable costs that will move with profits.

Other than that, I think those numbers are pretty indicative of the type of run rate. Again, considering what I talked about with some acquisition-related costs that did happen this quarter.

Peter van Roden - Spitfire Capital - Analyst

Got it. Okay. Thank you. That's all I had.

Operator

And with no further questions in queue, I would now like to turn the conference over to Mr. Jason Lippert for closing remarks.

Jason Lippert - Drew Industries Incorporated - CEO and Director

Yes. Well, we just want to thank everybody for coming out on the call, and we'll see you next quarter. Appreciate it.

Operator

Thank you for joining today's conference. That concludes the presentation. You may now disconnect. Have a great day.

This transcript contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements.

These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of labor, employee benefits, employee retention, realization of efficiency improvements, the successful entry into new markets, the costs of compliance with environmental laws and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company's subsequent filings with the Securities and Exchange Commission.

The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

AUGUST 4, 2015 / 03:00PM GMT, DW - Q2 2015 Drew Industries Inc Earnings Call

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